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                                                                    EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
Xanser Corporation:


          We consent to the incorporation by reference in this registration statement of our report dated March 2, 2001, relating to the consolidated balance sheets of Kaneb Services, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and related schedules, which report is included on page F-1 of the Registrant's Annual Report on Form 10-K/A for the year ended December 31, 2000 of Kaneb Services, Inc.



                                    KPMG LLP


Dallas, Texas
March 4, 2002